                                                               Exhibit 99.1
For Immediate Release
---------------------
June 2, 2005

             NORDSTROM MAY SAME-STORE SALES INCREASE 7.4 PERCENT
            -----------------------------------------------------

    SEATTLE - June 2, 2005 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $545.5 million for the four-week period ending May 28, 2005, an increase of 9.3 percent compared to sales of $499.1 million for the four-week period ending May 29, 2004. Same-store sales increased 7.4 percent
(1).

    Preliminary year-to-date sales of $2.2 billion increased 8.1 percent compared to sales of $2.0 billion in 2004. Year-to-date same-store sales increased 6.5 percent.

SALES RECORDING
    To hear Nordstrom's prerecorded May sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                  Total Sales                      Same-store Sales (1)
                               -----------                      ----------------
(unaudited;          Fiscal       Fiscal     Percent       Total   Full-Line   Rack
 $ in millions)        2005         2004    Increase      Retail      Stores   Stores
                  ---------    ---------    --------      ------   ---------   ------
April                $545.5       $499.1        9.3%        7.4%        5.8%    16.2%
First Quarter      $2,200.0     $2,034.6        8.1%        6.5%        4.9%    17.2%

Number of stores
 Full-line              95           93
 Rack and other         56           56
 International
 Faconnable
  boutiques             32           31
                       ---          ---
     Total             183          180

Gross square
 footage         19,553,000  19,289,000

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:
            June Sales Release                  Thurs., July 7, 2005
            July Sales Release                  Thurs., Aug. 4, 2005
            Second Quarter Earnings             Tues., Aug 16, 2005
            August Sales Release                Thurs., Sept. 1, 2005

	Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 151 US stores located in 27 states.  Founded in 1901 as a shoe store in
Seattle, today Nordstrom operates 95 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store.  Nordstrom also operates 32 international Faconnable boutiques in
Europe.  Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.
Investor Contact:                            Media Contact:
Stephanie Allen, 206-303-3262                Deniz Anders, 206-373-3038


(1) Effective February 2005, Nordstrom Direct sales, which include catalog and Internet, are included in Total Retail same-store sales. To serve as a basis for comparison, as this was not the case last year, a presentation of 2004 monthly, quarterly and full-year same-store sales that includes Nordstrom Direct is available on the Investor Relations homepage of our website under Recent Reports.